EXHIBIT 107

CALCULATION OF FILING FEE TABLE

FORM F-1

(Form type)

SRIVARU Holding Limited

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Security		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be Paid	Equity	Ordinary Shares, par value $0.01 per share, or Pre-funded Warrants	457(c)	125,000,000	$0.080	(1)	$10,000,000	0.00014760		$1,476.00	—	—	—	—
		Ordinary Shares Underlying Warrants	457(c)	125,000,000	0.080		10,000,000	0.00014760		1,476.00
Fees Previously Paid	—	—	—	—	—		—	—			—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—			—	—		—	—	—	—	—
	Total Offering Amounts						$20,000,000			$2,952.00
	Total Fees Previously Paid						—			—
	Total Fee Offsets						—			—
	Net Fee Due						$20,000,000		$